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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   May 6, 2003

Sovran Self Storage, Inc.

____________________________________________________________________________
(Exact Name of Registrant as Specified in Charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-13820 (Commission File Number)	16-1194043 (IRS Employer Identification No.)

6467 Main Street Buffalo, N.Y. (Address of Principal Executive Offices)		14221 (Zip Code)
Registrant's telephone number, including area code (716) 633-1850 Not Applicable (Former Name or Former Address, if Changed Since Last Report)

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Item 7.	Financial Statements and Exhibits

(c)	Exhibits

	Exhibit 99.1	Press Release dated May 6, 2003

Item 9.	Regulation FD Disclosure.

On May 6, 2003, Sovran Self Storage, Inc. (the "Company") issued a press release describing selected results for the quarter ended March 31, 2003. The press release is attached to this Report as Exhibit 99.1 and is being furnished by the Company pursuant to Item 12 of Form 8-K.

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SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVRAN SELF STORAGE, INC. (Registrant)
Date: May 7, 2003	By: /s/ David L. Rogers David L. Rogers, Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Press Release dated May 6, 2003

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Exhibit 99.1

Sovran Self Storage, Inc
6467 Main St., Buffalo, NY 14221
(716) 633-1850

FOR IMMEDIATE RELEASE
May 6, 2003

Sovran Self Storage Reports First Quarter Results

Buffalo, NY, May 6, 2003 - Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2003.

Funds from operations for the quarter were $8.7 million or $.67 per fully diluted common share compared to $9.1 million or $.72 per fully diluted share for the quarter ended March 31, 2002. Net income available to common shareholders for the first quarter of 2003 was $4.5 million or $.34 per diluted share, compared to $5.4 million or $.42 per diluted share for the same period last year. Improved occupancies and revenue growth were offset by dilution resulting from paying down line of credit debt with the proceeds of the Company's Series C Preferred Stock issuance and increased operating costs.

OPERATIONS:

Total Company net operating income grew 8.4% to $17.6 million in the first quarter, the result of improved operating performance and additional stores acquired in late 2002. Overall occupancy was 83% and average rent per square foot for the portfolio was $8.81.

Revenues at the 241 facilities in the Company's same store portfolio increased 5.1% over the first quarter of 2002. A 2.1% increase in rental rates, a 1.7% increase in occupancy and a $177,000 increase in other income combined to result in the sales growth. Increased health care, insurance, and snow removal costs caused same store operating expenses to increase by 10.9%; net operating income on a same store basis showed 2.2% growth over last year's $16.3 million.

The Company continues to introduce its Dri-guard humidity control program in select markets; approximately 640,000 square feet of rental space at 42 stores now features Dri-guard.

Uncle Bob's Trucks have been introduced to 65 more stores. A total of 158 stores now feature free use of a truck to make it easier for customers to move into their spaces.

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The Company's call center has become fully operational as an integrated sales and reservation system. All calls to the 264 Uncle Bob's stores are routed to the Customer Care Center, where operators serve as leasing agents for over 135,000 rental spaces.

Strong performance was shown at the Company's stores throughout the Virginia, Florida, Houston, and Atlanta markets, while some of the Dallas and New England area stores experienced slower than expected growth during the quarter.

At March 31, 2003, the Company had $211 million in unsecured term and credit line debt; of this, $130 million is fixed with rate swap instruments of periods varying from 2 to 6 years.

SHARE REPURCHASE PROGRAM:

In February, 2001, the Company's Board of Directors authorized the repurchase of up to one million shares of the Company's common stock. This was the second such authorization; to date, the Company has acquired approximately 1,171,886 shares pursuant to the programs. The Company expects such repurchases to be effected from time to time, in the open markets, in private transactions or otherwise, during a period of up to 24 months.

The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants, the price of the Company's stock and the level of stock issuances under the Company's employee stock plans. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated.

YEAR 2003 EARNINGS GUIDANCE:

The Company expects conditions in most markets to remain stable but that growth in net operating income on a same store basis will be moderate. It expects to continue implementation of its Dri-guard initiative, as well as other revenue enhancing programs, in which the Company will invest $5 to $6 million of capital expenditures.

As opportunities arise, the Company seeks to acquire self-storage facilities with more growth potential for its own portfolio, and may sell certain facilities depending on market conditions.

Interest rate swaps have been used by the Company to, in effect, fix interest rates on $130 million of the Company's $211 million outstanding unsecured debt. As such, $81 million of the Company's outstanding debt is on a floating rate basis and changes in short term interest rates will have a significant impact on the Company's earnings and funds from operations. Guidance as shown below has been based on current interest rates; should the Company enter into further rate swap agreements, or repay some or all of this indebtedness with the proceeds of long term debt or equity instruments, the blended rate will increase, as short-term rates are presently significantly below the long term cost of funds.

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As a result of the cost of marketing incentives, increased health and property insurance costs and dilution resulting from the Series C Preferred Share Offering, we expect funds from operations for the year 2003 to be between $2.86 and $2.88 per fully diluted share, and for the second quarter of 2003 to be between $.72 and $.74 per fully diluted share.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully implement its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 11:00 a.m. Eastern Daylight Time on Wednesday, May 7, 2003. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 264 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Investor Relations at (716) 633-1850 or the Company's Web site.

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SOVAN SELF STORAGE, INC.

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1)
(unaudited)

(dollars in thousands, except per share data)	January 1, 2003 to March 31, 2003	January 1, 2002 to March 31, 2002
Net income	$ 6,685	$ 6,109
Minority interest in income	449	578
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	4,438	3,903
Depreciation and amortization from unconsolidated joint ventures	91	114
Preferred stock dividends	(2,204)	(739)
Funds from operations allocable to minority interest in Operating Partnership	(381)	(446)
Funds from operations allocable to minority interest in Locke Sovran II, LLC	(387)	(460)
Funds from operations available to common shareholders	8,691	9,059

FFO per share - diluted	$ 0.67	$ 0.72

(1)  The Company believes that Funds from Operations ("FFO") provides relevant and meaningful information about its operating performance that is necessary, along with net earnings and cash flows, for an understanding of its operating results.  Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis.  We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

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BALANCE SHEET DATA
(dollars in thousands)	March 31, 2003 (unaudited)	December 31, 2002

Assets
Investment in storage facilities:
Land	$ 133,228	$ 132,853
Building and equipment	580,891	577,988
	714,119	710,841
Less: accumulated depreciation	(79,771)	(75,344)
Investments in storage facilities, net	634,348	635,497
Cash and cash equivalents	6,020	2,063
Accounts receivable	1,418	1,785
Receivable from related parties	98	98
Notes receivable from joint ventures	2,167	2,023
Investment in joint ventures	3,292	3,386
Prepaid expenses	2,695	2,719
Other assets	4,518	4,766
Total Assets	$ 654,556	$ 652,337

Liabilities
Line of credit	$ 136,000	$ 128,000
Term note	75,000	75,000
Accounts payable and accrued liabilities	3,566	5,024
Deferred revenue	3,905	3,468
Fair value of interest rate swap agreements	10,116	10,020
Accrued dividends	7,774	7,791
Capital lease obligations	1,803	1,933
Mortgage payable	47,337	47,519
Total Liabilities	285,501	278,755

Minority interest - Operating Partnership	14,230	14,277
Minority interest - Locke Sovran II, LLC	16,308	16,531

Shareholders' Equity
9.85% Series B Cumulative Preferred Stock	28,585	28,585
8.375% Series C Convertible Cumulative Preferred Stock	67,129	67,129
Common stock	141	140
Additional paid-in capital	320,395	317,423
Unearned restricted stock	(2,025)	(2,134)
Dividends in excess of net income	(38,417)	(35,124)
Accumulated other comprehensive income	(10,116)	(10,020)
Treasury stock at cost	(27,175)	(23,225)
Total Shareholders' Equity	338,517	342,774

Total Liabilities and Shareholders' Equity	$ 654,556	$ 652,337

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CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2003	January 1, 2002
	to	to
(dollars in thousands, except per share data)	March 31, 2003	March 31, 2002

Revenues:
Rental income	$ 26,468	$ 23,783
Other operating income	587	384
Total operating revenues	27,055	24,167

Expenses:
Property operations and maintenance	6,842	5,628
Real estate taxes	2,638	2,326
General and administrative	2,310	2,024
Depreciation and amortization	4,680	4,096
Total operating expenses	16,470	14,074

Income from operations	10,585	10,093

Other income (expense)
Interest expense	(3,557)	(3,483)
Interest income	104	82
Minority interest - Operating Partnership	(286)	(302)
Minority interest - consolidated joint venture	(163)	(276)
Equity in income (losses) of joint ventures	2	(5)

Net income	6,685	6,109
Preferred stock dividends	(2,204)	(739)
Net income available to common shareholders	$ 4,481	$ 5,370

Per Common Share:
Earnings per common share - basic	$ 0.35	$ 0.43
Earnings per common share - diluted	$ 0.34	$ 0.42

Common shares used in basic
earnings per share calculation	12,970,273	12,434,310

Common shares used in diluted
earnings per share calculation	13,066,565	12,666,535

Dividends declared per common share	$ 0.60	$ 0.59

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SAME STORE DATA (2)	January 1, 2003	January 1, 2002
	to	to	Percentage
(dollars in thousands)	March 31, 2003	March 31, 2002	Change

Revenues:
Rental income	$ 25,129	$ 24,065	4.4%
Other operating income	509	332	53.3%
Total operating revenues	25,638	24,397	5.1%

Expenses:
Property operations, maintenance, and real estate taxes	9,033	8,145	10.9%

Operating income	$ 16,605	$ 16,252	2.2%

(2) Includes the 241 stores owned and/or managed by the Company for the entire periods presented.

OTHER DATA

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the three months ended March 31, 2003:

Beginning balance	$ 710,841
Property acquisitions	-
Improvements and equipment additions:
Dri-guard humidity control installations	-
Expansions	1,224
Roofing, paving, painting, and equipment	2,067
Dispositions	(13)
Storage facilities at cost at period end	$ 714,119

	March 31, 2003	March 31, 2002

Common shares outstanding at March 31	12,955,556	12,504,753

Operating Partnership Units outstanding at March 31	554,865	563,950